UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2012

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2012, Innovaro, Inc. (the “Company”) received notice from the NYSE MKT LLC (the “Exchange”) indicating that the Company is not in compliance with certain of the Exchange’s continued listing standards. Specifically, the Exchange has notified the Company that it is not in compliance with Section 1003(a)(iv) of the Exchange Company Guide in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

In order to maintain the listing of the Company’s common stock on the Exchange, the Company must submit a plan to the Exchange by July 12, 2012, addressing how the Company intends to regain compliance with Section 1003(a)(iv) by November 30, 2012. The Company intends to submit such a plan by the July 12, 2012 deadline. If the Exchange accepts the plan, then the Company may be able to continue the listing of its common stock on the Exchange during the plan period, up to November 30, 2012, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the plan. If the Company fails to submit a plan acceptable to the Exchange or if the plan is accepted but the Exchange determines that the Company is not making progress consistent with the plan by November 30, 2012 or at any time prior to such date, then the Exchange may initiate delisting proceedings.

On June 15, 2012, the Company issued a press release announcing its receipt from the Exchange of notice of the Company’s failure to satisfy the above-referenced continued listing standard. The full text of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit 99.1     Press Release, dated June 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2012	INNOVARO, INC.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer